Exhibit 5.1

[●], 2018

GGP Inc.

350 N. Orleans St., Suite 300

Chicago, IL 60654

Re: Securities Registered under Registration Statement on Form S-4

Ladies and Gentlemen,

We have acted as counsel to you in connection with the filing by GGP Inc., a Delaware corporation (“GGP”), of a Registration Statement on Form S-4 (File No. 333-224593) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by GGP of up to 281,564,838 shares of GGP’s Class A Stock, $0.01 par value per share (“Class A Stock”), and 10,000,000 shares of GGP’s 6.375% Series A Preferred Stock, $0.01 par value per share (“Series A Preferred Stock” and together with the Class A Stock, the “Securities”), in connection with the merger (the “Merger”) and related transactions contemplated by the Agreement and Plan of Merger, dated March 26, 2018, among Brookfield Property Partners L.P., a Bermuda exempted limited partnership (“BPY”), Goldfinch Merger Sub Corp., an indirect, wholly owned subsidiary of BPY, and GGP (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of GGP.

The opinion set forth below is limited to the Delaware General Corporation Law.

In expressing the opinion set forth below, we have assumed the following: (i) between the date hereof and the closing of the Merger, no Securities will be issued by GGP except as contemplated by the Merger Agreement; (ii) prior to the issuance of any of the Securities, the Third Amended and Restated Certificate of Incorporation of GGP (the “Amended and Restated Charter”) will be authorized and approved by the board of directors of GGP and the stockholders of GGP, and filed with, and accepted for recording by, the Secretary of State of the State of Delaware; (iii) upon the issuance of any Class A Stock, the total number of shares of Class A Stock issued and outstanding will not exceed the total number of shares of Class A Stock that GGP is then authorized to issue under the Amended and Restated Charter; (iv) upon the issuance of any Series A Preferred Stock, the total number of shares of Series A Preferred Stock issued and outstanding will not exceed the total number of shares of Series A Preferred Stock that GGP is then authorized to issue under the Amended and Restated Charter; and (v) the Securities will not be issued or transferred in violation of any restriction on transfer and ownership of shares of stock of GGP set forth in the Amended and Restated Charter.

Based on the foregoing, we are of the opinion that when (i) the Amended and Restated Charter, attached as Annex B to the Registration Statement, and (ii) the Certificate of Designations, Preferences and Rights of 6.375% Series A Cumulative Redeemable Preferred Stock, attached as Exhibit B to the Amended and Restated Charter attached as Annex B to the Registration Statement, have been filed with the Secretary of State of the State of Delaware, the Securities will be duly authorized and, upon issuance and delivery in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Validity of Securities” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Goodwin Procter LLP

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